As filed with the Securities and Exchange Commission on December 4, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

FRISCH’S RESTAURANTS, INC.

(Exact name of registrant as specified in its charter)

Ohio (State of Incorporation)	31-0523213 (I.R.S. Employer Identification No.)

2800 Gilbert Avenue, Cincinnati, Ohio (Address of Principal Executive Offices)	45206 (Zip Code)

FRISCH’S RESTAURANTS, INC. 2003 STOCK OPTION AND INCENTIVE PLAN

(Full Title of the Plan)

W. Gary King, Secretary-Counsel

Frisch’s Restaurants, Inc.

2800 Gilbert Avenue

Cincinnati, Ohio 45206

(513) 559-5299

(Name, address, including zip code, and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee

Common Stock, no par value	800,000 shares	$27.10	$21,680,000	$1,754

(1)	This registration statement also covers such indeterminable number of additional shares of Common Stock of Frisch’s Restaurants, Inc. as may become issuable with respect to all or any of such shares pursuant to antidilution provisions in the plan.
(2)	Inserted solely for purposes of computing the registration fee and based, pursuant to Rule 457(h) under the Securities Act of 1933, as amended, on the average of the high and low sales prices of the Common Stock on December 1, 2003, on the American Stock Exchange.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The documents listed below are incorporated by reference into and made a part of this registration statement. In addition, all documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be part thereof from the date of filing of such documents.

(a)	The registrant’s annual report on Form 10-K for the fiscal year ended June 1, 2003;

(b)	All other reports filed by the registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since June 1, 2003; and

(c)	The description of the registrant’s Common Stock contained in its registration statement under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

The validity of the securities offered hereby has been passed upon for the registrant by W. Gary King, Esq., 2800 Gilbert Avenue, Cincinnati, Ohio 45206, who is regularly employed by the registrant as Secretary-Counsel. Mr. King presently owns shares of the registrant’s common stock and holds employee stock options to purchase additional shares of common stock as well as “phantom” units denominated in shares of the common stock.

Item 6.	Indemnification of Directors and Officers

The Code of Regulations of the registrant generally provides that the registrant shall indemnify each director or officer, and each former director and officer, against expenses actually and reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding by reason of the person being or having been a director or officer, if such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the registrant and, with respect to any criminal proceeding, had no unreasonable cause to believe his or her conduct was unlawful. Such indemnification is in addition to, and not exclusive of, any other rights to which the indemnified person may be entitled under the Ohio General Corporation Law or the registrant’s Articles of

Incorporation or Code of Regulations or any agreement, vote of shareholders or disinterested directors, or otherwise. The registrant also has policies of insurance which insure officers and directors against certain liabilities and expenses incurred by them in such capacities.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

5	Opinion of Counsel

23.1	Consent of Grant Thornton LLP

23.2	Consent of Counsel (included in Exhibit 5)

24	Power of Attorney

Item 9.	Undertakings

*(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

*(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

*(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

*	Paragraph references correspond to those of Regulation S-K, Item 512.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio as of the 4th day of December, 2003.

FRISCH’S RESTAURANTS, INC.

By:	/s/ Craig F. Maier

Craig F. Maier President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated as of the 4th day of December, 2003.

Signature	Title

/s/ Jack C. Maier Jack C. Maier	Chairman of the Board

/s/ Craig F. Maier Craig F. Maier	President, Chief Executive Officer and Director (principal executive officer)

/s/ Donald H. Walker Donald H. Walker	Vice President, Treasurer and Chief Financial Officer (principal financial and accounting officer)

/s/ Dale P. Brown Dale P. Brown	Director

/s/ Daniel W. Geeding Daniel W. Geeding	Director

/s/ Lorrence T. Kellar Lorrence T. Kellar	Director

/s/ Malcolm M. Knapp Malcolm M. Knapp	Director

/s/ Blanche F. Maier Blanche F. Maier	Director

/s/ William A. Mauch William A. Mauch	Director

/s/ William J. Reik, Jr. William J. Reik, Jr.	Director